UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 2, 2011

Emergent BioSolutions Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33137	14-1902018
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2273 Research Boulevard, Suite 400, Rockville, Maryland	20850
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (301) 795-1800

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

Emergent BioSolutions Inc. (the “Company”) held its 2011 Annual Meeting of Stockholders on May 19, 2011.  A total of  33,715,098 shares of the Company’s common stock were present or represented by proxy at the meeting, which represented approximately 95.18% of the Company’s 35,424,190 shares of common stock that were outstanding and entitled to vote at the meeting as of the record date of April 1, 2011. The stockholders considered the four proposals outlined below, each of which is described in more detail in the Company’s definitive proxy statement dated April 7, 2011.

Proposal 1: The election of Zsolt Harsanyi, Ph.D., Louis W. Sullivan, M.D., and Marvin L.White to serve as Class II directors, each for a term of three years. The votes were cast as follows:

Nominees	For	Withheld
Zsolt Harsanyi, Ph.D.	31,419,702	201,599
Louis W. Sullivan, M.D.	28,950,481	2,670,820
Marvin L. White	31,450,133	171,168

All three director nominees were duly elected.

Proposal 2: The ratification of the selection by the audit committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. The votes were cast as follows:

For	Against	Abstaining
33,512,958	194,641	7,499

Proposal 2 was approved.

Proposal 3: An advisory vote to approve the compensation of the Company’s named executive officers. The votes were cast as follows:

For	Against	Abstaining	Broker Non-Votes
28,884,484	2,726,701	10,116	2,093,797

Proposal 3 was approved.

Proposal 4: An advisory vote on the frequency of future advisory votes on executive compensation. The votes were cast as follows:

Every 1 year	Every 2 years	Every 3 years	Abstaining	Broker Non-Votes
18,318,415	181,175	12,569,188	281,601	2,364,799

The stockholders of the Company recommended that the frequency of future advisory votes on executive compensation be held every year.

No other matters were submitted for stockholder action.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 23, 2011	EMERGENT BIOSOLUTIONS INC.
	By:	/s/R. Don Elsey R. Don Elsey Chief Financial Officer